EXHIBIT 99.1

July 26, 2007

Dear Fellow Shareholder:

On behalf of the board of directors of Pioneer Bankshares, Inc. (“Pioneer”), I am writing to discuss with you a matter that is very important to our stockholders as well as to our customers and the entire community. It is important that you hear this information directly from those of us here at Pioneer so that you can understand how it affects your company and your bank.

An investor from Charlottesville, Richard T. Spurzem, who lists his primary occupation as a homebuilder, has accumulated approximately 8.8% of the stock in Pioneer. We have learned this information from a variety of sources, including documents that he was required to file with the Securities and Exchange Commission regarding his stock ownership. Mr. Spurzem has only been a stockholder in Pioneer, based on the best information available to us, for a period of about two years. He is not a depositor or customer of your bank, yet in his SEC filings and in communications with me, Mr. Spurzem has stated that he is very interested in having your bank sold to another bank or holding company. In fact, he filed a lawsuit against Pioneer several days ago in an effort to force us to disclose our list of shareholders.

In the judgment of your board of directors, the effect of such a forced sale would not be in your best long-term interests or in the best interests of your bank, its customers, and our community. Pioneer Bank knows its customers and the community, and prides itself on making good loans that might not even be considered by larger banks or banks from outside our community. We are able to work with individuals and businesses in our community in a way that makes sense for them. The loss of your locally owned and operated bank could have a significant negative impact on the entire local economy. Pioneer Bank was founded as Farmers & Merchants National Bank of Stanley in 1909. We have been in business for 98 years and are proudly planning our 100th anniversary celebration. We have survived the Great Depression, two World Wars, a fire that burned down virtually the entire downtown of Stanley, the Banking Crisis of the 1980’s and 90’s, and many other economic downturns and momentous events. We have been there all along to serve our customers as needed, during good times and bad.

Your board of directors remains focused on what is in your best interests consistent with serving our community and our customers. The Board is proud to say that last year was the best year in our history, with net income of $1,662,000 and earnings per share of $1.64. In addition, in the past 10 years, the Bank’s total assets have grown 83.1%, loans have grown 108.1%, and deposits have grown 76.2%. We have increased our dividend on a regular basis and our stock price is currently trading at one of the highest levels in its history.

We do not know what actions Mr. Spurzem may take, but they may include a letter writing campaign, advertisements, press conferences, or maybe even at some point in the future, an effort by him to gain control of the board of directors or have a proxy fight over the future direction of your company. He was involved in a similar situation involving Albemarle First Bank in Charlottesville, which resulted in the bank being sold three times (one of these sales did not close) over the last two years, most recently to a bank holding company based in West Virginia.

Your board of directors does not believe that a sale of our bank to a larger bank or holding company, possibly one of the big out-of-state banks, is in the best interests of anyone involved – our shareholders, our employees, our customers, or our community.

If you have any thoughts about what you have read in this letter, or would just like to discuss any of this with me, feel free to give me a call at the bank or just drop by.

Very truly yours,

Thomas R. Rosazza
President/CEO